Exhibit 99.1

  Amen Properties, Inc. Announces Closing of the Private Placement of Series C
                                Preferred Stock

    MIDLAND, Texas--(BUSINESS WIRE)--March 4, 2005--Amen Properties, Inc. (NASDAQ:AMEN) closed the private placement of 125,000 shares of its Series C Preferred Stock, par value $.001 per share together with three-year Warrants exercisable into 250,000 shares of the Company's Common Stock, par value $.01 per share, at an initial exercise price of $4.00 per share to certain-accredited investors, including the Company's President and Chief Operating Officer, Jon M. Morgan, and the Chief Executive Officer, Eric Oliver. Each share of Series C Preferred is convertible into 4 shares of the Company's Common Stock.
The purchase price consisted of a total of $2 million in cash and limited guarantees of the investors in favor of the Company's lender related to the Company obtaining a $5,000,000 line of credit on February 28, 2005. The use of the proceeds from the issuance of the Series C Preferred and the new $5,000,000 line of credit will be used to fund potential capital requirements in order to facilitate the growth of its retail electric provider, W Power and Light, LP, and for general corporate purposes.

    CONTACT: Amen Properties, Inc., Midland
             John James, 432-684-3821
             jjames@amenproperties.com